AEP Industries Inc. Reports Fiscal 2011 Second Quarter and Year-to-Date Results

SOUTH HACKENSACK, N.J., June 9, 2011 /PRNewswire/ -- AEP Industries Inc. (Nasdaq: AEPI, the "Company" or "AEP") today reported financial results for its second quarter ended April 30, 2011.

Net sales for the second quarter of fiscal 2011 increased $32.9 million, or 15.2%, to $248.5 million from $215.6 million for the second quarter of 2010. Net sales for the six months ended April 30, 2011 increased $93.5 million, or 25.1%, to $466.3 million from $372.8 million in the same period of the prior fiscal year. The increases were the result of an increase in average selling prices primarily attributable to the pass-through of higher resin costs to customers during the comparable periods, combined with an increase in sales volume. The effect of foreign exchange on net sales during the three and six months ended April 30, 2011 was a positive impact of $1.0 million and $1.7 million, respectively, relating to the Company's Canadian operations.

"We are very pleased to see a continued growth in sales volume primarily as a result of market share gained during the economic downturn," said Brendan Barba, Chairman, President and Chief Executive Officer of the Company. "Despite rapidly rising resin and fuel costs, we have bolstered margins through a combination of effective cost management and positive sales growth during the first half of the fiscal year. In addition, our successful sale during the quarter of $200 million aggregate principal amount of Senior Notes has strengthened our balance sheet and created additional liquidity that provides us with significant financial flexibility. We are confident that our successes during the first six months of fiscal 2011 position us well for the remainder of the year."

Gross profit for the second quarter of 2011 increased $4.1 million, or 15.8%, to $29.9 million from $25.8 million in the same quarter of the prior fiscal year. The Company experienced a $9.3 million increase in the LIFO reserve during the second quarter of fiscal 2011 versus a $15.2 million increase in the LIFO reserve during the second quarter of fiscal 2010, representing a decrease of $5.9 million year-over-year. Excluding the impact of the LIFO reserve change during the quarter, gross profit decreased $1.8 million primarily due to a lag in selling price increases as resin prices increased an average of $0.11 per pound during the quarter, partially offset by increased sales volumes and improved plant utilization. The effect of foreign exchange on gross profit during the second quarter of 2011 was a positive impact of $0.2 million relating to the Company's Canadian operations.

Gross profit for the first six months of 2011 increased $15.5 million, or 35.4%, to $59.4 million from $43.9 million in the same period of the prior fiscal year. The Company experienced a $13.4 million increase in the LIFO reserve during the first six months of fiscal 2011 versus a $17.3 million increase in the LIFO reserve during the first six months of fiscal 2010, representing a decrease of $3.9 million year-over-year. Excluding the impact of the LIFO reserve change during the six months, gross profit increased $11.6 million primarily due to increased sales volumes and improved plant utilization, partially offset by a lag in selling price increases during the period. The effect of foreign exchange on gross profit during the first six months of 2011 was a positive impact of $0.4 million relating to the Company's Canadian operations.

Operating expenses for the second quarter of fiscal 2011 increased $1.0 million, or 3.9%, to $25.5 million and for the first six months of fiscal 2011, operating expenses increased $3.1 million, or 6.6%, to $50.0 million, as compared to the same periods of the prior fiscal year. The increases in operating expense for both periods is primarily related to increased volumes sold, as well as an increase in share-based compensation costs associated with the Company's stock options and performance units, partially offset by a decrease in consulting costs associated with the implementation of the Company's new operating system. Furthermore, the positive impact on operating expenses of cost cutting initiatives implemented in the prior fiscal year was partially mitigated by rising fuel costs.

Interest expense for the three and six months ended April 30, 2011 increased $1.8 million and $1.9 million, respectively, as compared to the prior year comparable periods. Included in interest expense for the three and six months ended April 30, 2011 are the write-off of unamortized issuance fees of $1.0 million related to the Senior Notes due 2013 ("2013 Notes"), the early tender fee paid to the 2013 Note holders of $0.3 million, and $0.2 million of fees related to the partial repurchase of the 2013 Notes. Without these items, interest expense for the three and six months ended April 30, 2011 would have increased $0.3 million and $0.4 million, respectively, from the same periods in the prior fiscal year. The partial settlement of the 2013 Notes and the issuance of the 2019 Notes resulted in an increase in interest expense for the three and six months ended April 30, 2011 of $0.3 million as compared to the prior year periods primarily due to an increase in interest rates (7.785% to 8.25%) and aggregate principal amount (from $160.2 million to $200.0 million) of the senior notes.

Adjusted EBITDA (defined below) was $19.9 million in the current quarter as compared to $21.8 million for the three months ended April 30, 2010. Adjusted EBITDA for the six months ended April 30, 2011 was $35.0 million, as compared to $26.1 million for the six months ended April 30, 2010.

Reconciliation of Non-GAAP Measures to GAAP

The Company defines Adjusted EBITDA as net income (loss) before discontinued operations, interest expense, income taxes, depreciation and amortization, changes in LIFO reserve, other non-operating income (expense) and non-cash share-based compensation expense (income). The Company believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare its core operating results, including its return on capital and operating efficiencies, from period to period by removing the impact of its capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization), tax consequences, changes in LIFO reserve (a non-cash charge/benefit to its consolidated statements of operations), other non-operating items and non-cash share-based compensation. Furthermore, management uses Adjusted EBITDA for business planning purposes and to evaluate and price potential acquisitions. In addition to its use by management, the Company also believes Adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of the Company and other companies in the plastic films industry. Other companies may calculate Adjusted EBITDA differently, and therefore the Company's Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income (loss), cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from Adjusted EBITDA are significant and necessary components to the operations of the Company's business, and, therefore, Adjusted EBITDA should only be used as a supplemental measure of the Company's operating performance.

The following is a reconciliation of the Company's net (loss) income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Second Quarter	April YTD	Second Quarter	April YTD
	Fiscal 2011	Fiscal 2011	Fiscal 2010	Fiscal 2010
	(in thousands)	(in thousands)	(in thousands)	(in thousands)

Net (loss) income	$ (678)	$ 387	$ (1,497)	$ (6,397)
Benefit for taxes	(671)	(429)	(934)	(3,839)
Interest expense	5,652	9,465	3,850	7,610
Depreciation and amortization expense	5,525	10,893	5,482	10,726
Increase in LIFO reserve	9,285	13,372	15,178	17,275
Other non-operating expense (income)	48	(59)	(191)	(226)
Non-cash share-based compensation	712	1,381	(114)	925

Adjusted EBITDA	$ 19,873	$ 35,010	$ 21,774	$ 26,074

The Company invites all interested parties to listen to its second quarter conference call live over the Internet at www.aepinc.com on June 10, 2011, at 10:00 a.m. ET or by dialing 888-802-8577 for domestic participants or 404-665-9928 for international participants and referencing passcode 68874758. An archived version of the call will be made available on the Company's website after the call is concluded and will remain available for one year.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the consumer, industrial and agricultural markets. The Company has manufacturing operations in the United States and Canada.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with resin and product pricing, volume, resin availability, our new operating system, our liquidity and market conditions generally, including the continuing impacts of the U.S. recession and the global credit and financial crisis. Those and other risks are described in the Company's annual report on Form 10-K for the year ended October 31, 2010 and other subsequent reports, filed with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information becomes available in the future.

AEP INDUSTRIES INC. CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) (in thousands, except per share data)
	For the Three Months Ended April 30,		For the Six Months Ended April 30,
	2011	2010	2011	2010
NET SALES	$248,540	$215,662	$466,267	$372,832
COST OF SALES	218,670	189,857	406,887	328,982
Gross profit	29,870	25,805	59,380	43,850
OPERATING EXPENSES:
Delivery	11,296	10,360	21,589	18,454
Selling	8,786	9,247	17,497	17,650
General and administrative	5,441	4,963	10,912	10,801
Total operating expenses	25,523	24,570	49,998	46,905
OTHER OPERATING INCOME (EXPENSE):
Gain (loss) on sales of property, plant and equipment, net	4	(7)	(18)	203
Operating income (loss)	4,351	1,228	9,364	(2,852)
OTHER (EXPENSE) INCOME:
Interest expense	(5,652)	(3,850)	(9,465)	(7,610)
Other, net	(48)	191	59	226
Loss before benefit for income taxes	(1,349)	(2,431)	(42)	(10,236)
BENEFIT FOR INCOME TAXES	671	934	429	3,839
Net (loss) income	$(678)	$(1,497)	$387	$(6,397)
BASIC (LOSS) EARNINGS PER COMMON SHARE:
Net (loss) income per common share	$(0.11)	$(0.22)	$0.06	$(0.94)
DILUTED (LOSS) EARNINGS PER COMMON SHARE:
Net (loss) income per common share	$(0.11)	$(0.22)	$0.06	$(0.94)

Contact: Paul M. Feeney
Executive Vice President, Finance
and Chief Financial Officer
AEP Industries Inc.
(201) 807-2330
feeneyp@aepinc.com